SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2009

DENDREON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-30681	22-3203193
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)
3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)
(206) 256-4545
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Securities.
     On May 4, 2009, Dendreon Corporation (the “Company”) entered into an arrangement to exchange an aggregate of 2,137,411 shares of its authorized and unissued common stock (the “Shares”) for $21,215,000 in aggregate principal face amount of its 4.75% Convertible Senior Subordinated Notes due 2014 (the “Notes”), which transaction is anticipated to be settled on or about May 8, 2009. The Shares will be issued solely to existing holders of the Notes, pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. This exemption is available to the Company because the Shares will be exchanged by the Company with existing holders of the Notes exclusively where no commission or other remunerations was paid or given directly or indirectly for soliciting such an exchange.

Item 8.01	Other Events.
     On May 4, 2009, Dr. Mark Frolich, the Company’s Senior Vice President, Clinical Affairs and Chief Medical Officer, adopted a pre-arranged trading plan (the “Plan”) designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding insider stock trading transactions. Under 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times. As sales are executed in the future under the Plan, they will be reported in accordance with federal securities laws.
     The Plan provides for the sale for the account of Dr. Frolich of up to a total of 21,225 shares upon the exercise of options, when vested, over a period commencing May 8, 2009 and ending April 30, 2010. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds and other sale date requirements.
     The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors of the Company in the future, or to report any modifications or termination of any publicly announced plan or to report any plan adopted by an employee who is not an executive officer, except to the extent required by law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION
By	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Sr. Vice President, Corporate Development, General Counsel and Secretary

Date: May 5, 2009